Exhibit 99.1

ARIAD Announces Oral Ridaforolimus Achieved Primary Endpoint of Improved Progression-Free Survival in Patients with Metastatic Soft-Tissue or Bone Sarcomas in the Phase 3 SUCCEED Trial

Investor Call Today at 9:00 a.m. ET

CAMBRIDGE, Mass.--(BUSINESS WIRE)--January 18, 2011--ARIAD Pharmaceuticals, Inc. (NASDAQ:ARIA), today announced top-line data showing that ridaforolimus, an investigational oral mTOR inhibitor, met the primary endpoint of improved progression-free survival (PFS) compared to placebo in the Phase 3 SUCCEED trial conducted in patients with metastatic soft-tissue or bone sarcomas who previously had a favorable response to chemotherapy. Merck is currently developing ridaforolimus in multiple cancer indications under an exclusive license and collaboration agreement with ARIAD. Complete findings from the SUCCEED trial will be submitted for presentation at an upcoming medical meeting this year.

Based on the full analysis of 552 PFS events in 711 patients, determined by an independent review committee, the blinded prospective study achieved its primary endpoint, with a statistically significant (p=0.0001) 28 percent reduction by ridaforolimus in the risk of progression compared to placebo (hazard ratio=0.72). Determination of median PFS for each arm of the trial demonstrated that ridaforolimus treatment resulted in a statistically significant 21 percent (3.1 week) improvement in median PFS (ridaforolimus, 17.7 weeks vs. placebo, 14.6 weeks).

Based on the full analysis of PFS determined by the investigative sites, there also was a statistically significant (p<0.0001) 31 percent reduction by ridaforolimus in the risk of progression compared to placebo (hazard ratio=0.69). Ridaforolimus treatment resulted in a statistically significant 52 percent (7.7 week) improvement in median PFS (ridaforolimus, 22.4 weeks vs. placebo, 14.7 weeks).

The most common side effects observed in the study to date were consistent with the known safety profile of ridaforolimus and included stomatitis (e.g., mouth sores), fatigue, diarrhea and thrombocytopenia.

This trial remains active, and study participants continue to be followed to gather additional data on secondary endpoints, including overall survival and the safety profile of ridaforolimus. Merck currently plans to file for marketing approval of oral ridaforolimus in 2011, subject to final collection and analysis of all available data from the trial.

“Patients with metastatic soft-tissue and bone sarcomas have extremely limited treatment options available to them,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “These top-line data illustrate how devastating metastatic sarcomas can be, even in patients who have responded favorably to conventional chemotherapy. We are very pleased with the positive outcome of the SUCCEED trial and the statistically significant improvement in progression-free survival in those patients treated with oral ridaforolimus.”

The SUCCEED trial is a randomized (1:1), placebo-controlled, double-blind study of oral ridaforolimus administered at 40 mg/day (five of seven days/week) in patients with metastatic soft-tissue or bone sarcomas who demonstrated a favorable response to prior conventional chemotherapy. Oral ridaforolimus was granted a Special Protocol Assessment (SPA) by the U.S. Food and Drug Administration for the SUCCEED trial. The European Medicines Agency has also provided protocol advice regarding the trial design as part of its Protocol Assistance program. More information about this trial can be found at http://clinicaltrials.gov/ct2/results?term=NCT00538239.

Investor Call Today at 9:00 a.m. ET

ARIAD will hold an investor webcast to discuss the top-line results of the SUCCEED trial today, January 18, 2011 at 9:00 am ET. The live webcast can be accessed by visiting the investor relations section of ARIAD's website at http://investor.ariad.com. Investors can access the call by dialing 866-804-6928 (domestic) or 857-350-1674 (international) five minutes prior to the start time and providing the pass code 14844206. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About Sarcoma

Sarcomas are a group of cancers of connective tissue of the body for which there are currently limited treatment options. Sarcomas can arise anywhere in the body and are divided into two main groups – bone tumors and soft-tissue sarcomas.

About Ridaforolimus

Ridaforolimus is an investigational targeted and potent small-molecule inhibitor of the protein mTOR, a protein that acts as a central regulator of protein synthesis, cell proliferation, cell cycle progression and cell survival, integrating signals from proteins, such as PI3K, AKT and PTEN, known to be important to malignancy.

About ARIAD

ARIAD's vision is to transform the lives of cancer patients with breakthrough medicines. The Company's mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need - aggressive cancers where current therapies are inadequate. ARIAD's lead product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck that has successfully completed a Phase 3 clinical trial in patients with soft-tissue and bone sarcomas and is being studied in multiple cancer indications. ARIAD's second internally discovered product candidate, ponatinib, is an investigational pan-BCR-ABL inhibitor in a pivotal Phase 2 clinical trial in patients with chronic myeloid leukemia and Ph+ acute lymphoblastic leukemia. For additional information, please visit www.ariad.com.

This press release contains "forward-looking statements" including, but not limited to, statements relating to top-line clinical data for ridaforolimus in the treatment of metastatic soft-tissue and bone sarcomas. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, results of clinical studies of ARIAD’s product candidates, timing and acceptance of regulatory filing for drug approval, and other factors detailed in ARIAD’s public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. ARIAD does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in ARIAD’s expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208